                                                                        EX-99.l.

                        Aberdeen Asset Management, Inc.
                               1735 Market Street
                                   37th Floor
                             Philadelphia, PA 19103

Aberdeen Funds
5 Tower Bridge
300 Barr Harbor Drive
Suite 300
West Conshohocken, PA  19428

Ladies and Gentlemen:

     We are  writing  with  regard  to  our  purchase  of  6,849.315  shares  of beneficial interest of the Institutional Class shares (the "Shares") of Aberdeen
Small Cap Fund (the  "Fund"),  a series of Aberdeen  Funds (the  "Trust"),  at a purchase price of $14.60 per share  pursuant to a private  offering prior to the effectiveness  of the  registration  statement  filed by the  Trust on Form N-1A under the Securities Act of 1933, as amended,  and the Investment Company Act of
1940, as amended (the "1940 Act"). The Shares were purchased pursuant to Section
14 of the  1940  Act to  serve as the  seed  money  for the  Trust  prior to the commencement of the public offering of its shares.

     This is to advise you that  these  Shares  were  purchased  for  investment purposes  only and that we have no present  intention  of redeeming or reselling the Shares so acquired.

Sincerely,

/s/ Andrew Smith
Name: Andrew Smith
Title: Director